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As filed with the Securities and Exchange Commission on April 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TETRA TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4148514
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

670 North Rosemead Boulevard, Pasadena, CA 91107
(626) 351-4664
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

TETRA TECH, INC.
2002 STOCK OPTION PLAN
(Full title of the plan)

Li-San Hwang
Chief Executive Officer
TETRA TECH, INC.
670 North Rosemead Boulevard, Pasadena, CA 91107
(626) 351-4664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Janis B. Salin, Esq.
Vice President and General Counsel
Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, CA 91107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value shares	4,000,000	$14.05	$56,200,000	$5,171

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the last sales price for the registrant's common stock as reported on the Nasdaq National Market System on April 1, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents which Tetra Tech, Inc. (the "Company") has filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this registration statement:

        (1)  the Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 2001, as filed with the Commission on December 31, 2001;

        (2)  the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended December 30, 2001, as filed with the Commission on February 13, 2002;

        (3)  the Current Reports of the Company on Form 8-K, as filed with the Commission on January 17, 2002 and March 15, 2002;

        (4)  the Definitive Proxy Statement of the Company on Schedule 14A, as filed with the Commission on December 31, 2001; and

        (5)  the description of the Company's securities contained in the Company's Registration Statement on Form 8-A dated November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the Company's common stock, par value $.01 per share, offered hereby has been passed upon by Janis B. Salin, Esq., Vice President and General Counsel of the Company. As of this date, Ms. Salin beneficially owns shares of the Company's common stock, par value $.01 per share, and also has options to purchase additional shares of the Company's common stock, par value $.01 per share.

Item 6. Indemnification of Directors and Officers.

        The Company's certificate of incorporation and bylaws provide for indemnification of the officers and directors of the Company to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        In addition, the Company maintains directors' and officers' liability insurance policies.

Item 7. Exemptions from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.1	Opinion of Janis B. Salin, Esq., Vice President and General Counsel of the Company, as to the legality of the common stock registered hereby.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included on Page II-4 hereto).
99.1	Form of Tetra Tech, Inc. 2002 Stock Option Plan (incorporated by reference from Exhibit 10.15 to the Company's Annual Report Form 10-K for the fiscal year ended September 30, 2001).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 4th day of April, 2002.

TETRA TECH, INC.

By:
/s/ LI-SAN HWANG Li-San Hwang Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li-San Hwang and James M. Jaska, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ LI-SAN HWANG Li-San Hwang	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 4, 2002
/s/ JAMES M. JASKA James M. Jaska	President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 4, 2002
/s/ J. CHRISTOPHER LEWIS J. Christopher Lewis	Director	April 3, 2002
/s/ PATRICK C. HADEN Patrick C. Haden	Director	April 2, 2002
/s/ JAMES J. SHELTON James J. Shelton	Director	April 3, 2002
/s/ DANIEL A. WHALEN Daniel A. Whalen	Director	April 2, 2002

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FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemptions from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY